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                                                                    Exhibit 21.1


                             CONTIFINANCIAL CORPORATION
                                Subsidiary Companies

                                    March 31, 1998



ContiFinancial Services Corporation

ContiMortgage Corporation

California Lending Group, Inc.

ContiWest Corporation

ContiTrade Services L.L.C. (99%)

Triad Financial Corporation

ContiAsset Receivables Management, LLC (90%)

ContiBusiness Services Corporation (80%)

Warminster National Abstract, Inc.

Keystone Mortgage Partners L.L.C. (75%)

American Commercial Capital LLC (50%)

ZTS Corp. [Royal MortgageBanc] (99%)*

Resource One Consumer Discount Company, Inc.*

ContiInsurance Agency, Inc.*

Fidelity Mortgage Decisions Corporation*

Crystal Mortgage Company, Inc.*

Lenders M.D., Inc.*





* Subsidiary of ContiMortgage Corporation